Exhibit 99

ROCKY BRANDS, INC. AND SUBSIDIARIES

SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

DESCRIPTION	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions		Balance at End of Period

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Year ended December 31, 2012	$556,000	$436,923	$(342,923)	(1)	$650,000
Year ended December 31, 2011	$868,000	$437,708	$(749,708)	(1)	$556,000
Year ended December 31, 2010	$1,178,220	$730,197	$(1,040,417)	(1)	$868,000

VALUATION ALLOWANCE FOR DEFERRRED TAX ASSETS
Year ended December 31, 2012	$507,211	$6,316	$-		$513,527
Year ended December 31, 2011	$530,343	$-	$(23,132)		$507,211
Year ended December 31, 2010	$582,343	$-	$(52,000)		$530,343

ALLOWANCE FOR DISCOUNTS AND RETURNS

Year ended December 31, 2012	$2,425,811	$20,733,704	$(21,102,460)		$2,057,055
Year ended December 31, 2011	$2,474,974	$16,943,679	$(16,992,842)		$2,425,811
Year ended December 31, 2010	$1,152,187	$16,024,392	$(14,701,605)		$2,474,974

(1) Amount charged off, net of recoveries